Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER CORPORATION REPORTS SECOND QUARTER 2009 RESULTS
•	Reports revenue of $1.4 billion and diluted earnings per share of $0.54

•	Delivers free cash flow of $165 million

•	Sees stabilizing order rates across the majority of the portfolio

•	Provides revised earnings per share guidance of $1.75 — $2.00
New York, New York, July 24, 2009 — Dover Corporation (NYSE: DOV) announced today that for the second quarter ended June 30, 2009, earnings from continuing operations were $100.9 million or $0.54 diluted earnings per share (“EPS”), compared to $186.9 million or $0.98 EPS from continuing operations in the prior-year period, representing decreases of 46% and 45%, respectively. Revenue for the second quarter of 2009 was $1.4 billion, a decrease of 31% over the prior-year period. The revenue decrease was driven by a decline in core business revenue of 29%, a negative impact of foreign exchange of 3% and a 1% increase from net acquisitions.
Earnings from continuing operations for the six months ended June 30, 2009 were $162.0 million or $0.87 EPS, compared to $334.8 million or $1.74 EPS in the prior-year period, representing decreases of 52% and 50%, respectively. Revenue for the six month period ended June 30, 2009 was $2.8 billion, a decrease of 29% over the prior year period, and reflected a decline in core business revenue of 26% and a negative impact of foreign exchange of 3%. Earnings for both periods were favorably impacted by the expected benefits recognized for tax positions that were effectively settled in the quarter, resulting in a quarterly tax rate of 1.1% and a year-to-date tax rate of 17.4%.
Commenting on the second quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “The weak year-over-year revenue trends seen in the first quarter continued into the second quarter across a large portion of our portfolio. While revenue was consistent with first quarter levels, both operating margin and earnings before taxes improved sequentially, largely reflecting the net benefits of our restructuring actions. This improvement, though modest, was achieved as we continued to make significant investments in long-term value creating initiatives, such as global supply chain. Despite tepid market conditions, we continued to execute on our objectives of delivering double-digit margins and focusing on cash flow. I am pleased that we achieved 11%+ operating margins and generated free cash flow of $165.5 million in the quarter. Free cash flow was 11.9% of revenue for the quarter, and 9.0% of revenue year-to date, signifying the strong focus our business leaders have in delivering solid results in a down market. Further, order trends improved on a sequential basis over the first quarter, suggesting a more stable demand environment.”

“We also continued to improve our long-term competitive position through thoughtful capital allocation. During the quarter, Hill Phoenix, a leading manufacturer of refrigeration systems and cases, acquired select assets of Tyler Refrigeration, a provider of similar products. This opens up additional business opportunities and allows us to better leverage the manufacturing and customer service capabilities inherent at Hill Phoenix. This acquisition underscores our commitment to grow our company in markets where we already exhibit strength and expertise.”
“Though quarterly order rates stabilized across most of our businesses, we still do not anticipate a meaningful second half recovery in the majority of our end-markets and distribution channels, resulting in a full year decrease in revenue of 24% — 26%. Based on this reduced revenue forecast, we estimate full year earnings per share will be in the range of $1.75 — $2.00. While demand levels are hard to predict, we will continue to work diligently to control our costs, while still pursuing the global supply chain initiative, so that we will be positioned to fully participate in the eventual market recovery.”
Net earnings for the second quarter of 2009 were $97.1 million or $0.52 EPS, including a loss from discontinued operations of $3.8 million or $0.02 EPS, compared to net earnings of $135.3 million or $0.71 EPS for the same period of 2008, which included a loss from discontinued operations of $51.6 million or $0.27 EPS. Net earnings for the six months ended June 30, 2009 were $150.5 million or $0.81 EPS, including a loss from discontinued operations of $11.5 million or $0.06 EPS, compared to net earnings of $282.5 million or $1.47 EPS for the same period of 2008, which included a loss from discontinued operations of $52.4 million or $0.27 EPS.
Dover will host a webcast of its second quarter 2009 conference call at 9:00 A.M. Eastern Time on Friday, July 24, 2009. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s second quarter 2009 results and its operating companies can also be found on the Company website.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.